Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into as of June 30, 2006, by and between Lixin Cheng (“Cheng”) and Axesstel, Inc., a Nevada corporation (“Axesstel”), and inures to the benefit of each of Axesstel’s current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.

RECITALS

A. Cheng has served as the Chief Sales Officer and President of Fixed Wireless Group of Axesstel pursuant to a Letter Agreement dated June 16, 2005 (the “Employment Agreement”);

B. Axesstel and Cheng have agreed to terminate the Employment Agreement and Cheng’s position as Chief Sales Officer and President of Fixed Wireless Group as of July 15, 2006 (the “Effective Date”) and Axesstel has agreed to provide certain severance benefits, in exchange for his execution of this Agreement; and

C. Cheng has agreed to accept the benefits to be provided to him under this Agreement.

NOW, THEREFORE, for and in consideration of the execution of this Agreement, and the mutual covenants contained in the following paragraphs, Axesstel and Cheng agree as follows:

1. No Admission of Liability. The parties agree that this Agreement, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.

2. Termination of Employment Agreement. The parties agree that the Cheng’s employment and rights under the Employment Agreement shall be terminated as of the Effective Date.

3. Severance and Payment. Axesstel agrees that on the Effective Date it will provide to Cheng the following severance benefits: (i) a lump sum payment of 12 month’s base salary plus car allowance (which Cheng and Axesstel agree is $262,000), less applicable withholding taxes, (ii) all of Cheng’s outstanding stock options will remain outstanding and exercisable until March 31, 2007, (iii) Axesstel will pay monthly the COBRA payment to maintain Cheng’s health insurance benefits until the earlier of twelve months from the effective date of this Agreement, or the time Cheng becomes eligible to receive health insurance through new employment; and (iv) Cheng shall be entitled to retain his personal computer and cellular telephone, provided that Axesstel shall first have the opportunity to remove all Axesstel confidential information from such devices.

4. General Release. Cheng for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Axesstel and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Cheng’s employment with Axesstel prior to the date of this Agreement. Notwithstanding the foregoing, nothing in this agreement shall be deemed to constitute a waiver or release of Cheng’s claims for indemnification pursuant to the terms of the Indemnification Agreement between Axesstel and Cheng dated as of August 3, 2004.

5. Knowing Waiver of Employment-Related Claims. Cheng understands and agrees that, with the exception of potential employment-related claims identified below, he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws), perquisites of employment (including but not limited to claims relating to stock and/or stock options) and/or employment discrimination. Claims not covered by the release provisions of this Agreement are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act, and (iii) claims arising from Axesstel’s nonperformance under this Agreement. The release provisions of this Agreement do not apply to claims which may arise after the date of execution.

6. Waiver of Civil Code § 1542. Cheng expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Cheng expressly agrees and understands that the Release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against Axesstel or any of the other Releasees.

7. Severability of Release Provisions. Cheng agrees that if any provision of the release given by him under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

8. Promise to Refrain from Suit or Administrative Action. Cheng promises and agrees that he will never sue Axesstel or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against Axesstel or any of the other Releasees, with respect to any claim covered by the release provisions of this Agreement, including but not limited to claims arising out of Cheng’s employment with Axesstel prior to the date of this Agreement, unless he is compelled by legal process to do so. Cheng promises and agrees that he shall not advocate or incite the institution of, or assist or participate in, any suit, complaint, charge or administrative proceeding by any other person against Axesstel or any of the other Releasees, unless compelled by legal process to do so.

9. Confidentiality of Settlement. Cheng promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential both the fact of and the terms of this settlement, including the amounts referred to in this Agreement, except that he may disclose this information to his spouse and to his attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which Cheng has consulted such professional advisors. Cheng expressly promises and agrees that, unless compelled by legal process, he will not disclose to any present or former employees of Axesstel the fact or the terms of this settlement.

10. Public Announcements. Cheng agrees that Axesstel will be required to issue a press release and filing on Form 8-K with the United States Securities and Exchange Commission in connection with the resignation. Cheng agrees that Axesstel may state that Cheng has “elected to resign for personal reasons” or other mutually acceptable language. Cheng will not make any contradictory statement and will refrain from making any statements that are defamatory, derogatory or detrimental with respect to Axesstel.

11. Promise to Maintain Confidentiality of Axesstel’s Confidential Information. Cheng acknowledges that due to the position he has occupied and the responsibilities he has had at Axesstel, he has received confidential information concerning Axesstel’s products, procedures, customers, sales, prices, contracts, and the like. Cheng hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received while employed by Axesstel concerning Axesstel’s products and procedures, the identities of Axesstel’s customers, Axesstel’s sales, Axesstel’s prices, the terms of any of Axesstel’s contracts with third parties, and the like. Cheng agrees that a violation by him of the foregoing obligation to maintain the confidentiality of Axesstel’s confidential information will constitute a material breach of this Agreement. Cheng specifically confirms that he will continue to comply with the terms of the Employee Innovations and Proprietary Rights Assignment dated as of January 19, 2004 and executed by Cheng and Axesstel.

12. Integrated Agreement. The parties acknowledge and agree that no promises or representations were made to them which do not appear written herein and that this Agreement contains the entire agreement of the parties on the subject matter thereof. The parties further acknowledge and agree that parole evidence shall not be required to interpret the intent of the parties.

13. Voluntary Execution. The parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily and without coercion.

14. Waiver, Amendment and Modification of Agreement. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

15. Representation by Counsel. The parties acknowledge that they have had the opportunity to be represented in negotiations for the preparation of this Agreement by counsel of their own choosing, and that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any attorneys, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

16. California Law. The parties agree that this Agreement and its terms shall be construed under California law, without regard to any choice of law provisions.

17. Agreement to Arbitrate Claims Arising from Agreement. The parties agree that with the exception of disputes and claims identified below, if any dispute arises concerning interpretation and/or enforcement of the terms of this Agreement, said dispute shall be resolved by binding arbitration before a single arbitrator conducted in San Diego, California in accordance with the Judicial Arbitration and Mediation Services entity (“JAMS”). The rules of JAMS then in effect shall govern. In the event that such a dispute arises, counsel for both parties will attempt to jointly select an arbitrator. If unable to do so, the procedures outlined in the JAMS rules shall govern.

Exceptions: If Axesstel claims that Cheng has violated the confidentiality provisions of this Agreement and/or the confidentiality provisions of any other agreement referenced herein, Axesstel may, but is not required to, arbitrate said dispute. Furthermore, neither party to this Agreement shall be prohibited from seeking injunctive relief in a judicial proceeding.

18. Drafting. The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.

19. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

20. Binding Effect. This Agreement shall become effective and binding on the date first written above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

/s/ Lixin Cheng	6/30/06
Lixin Cheng

AXESSTEL, INC.

By:	/s/ Marvin Tseu
Marv Tseu
Chief Executive Officer